SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

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[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))

[   ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                           MENTOR GRAPHICS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[   ]  Fee paid previously with preliminary materials

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
MENTOR GRAPHICS




Dear Shareholder:


You are cordially invited to attend a Special Meeting of Shareholders of Mentor Graphics Corporation to be held in Wilsonville, Oregon, on Wednesday, March 10, 1999. The attached Notice of Special Meeting and Proxy Statement describe the matters to be acted upon. I urge you to review them carefully.

YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of Mentor Graphics shares you own, your presence by proxy is important to establish a quorum and your vote is important.

Thank you for your continued interest in Mentor Graphics Corporation.

                                       Sincerely,




                                       Walden C. Rhines
                                       President and Chief Executive Officer

                           MENTOR GRAPHICS CORPORATION

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                 March 10, 1999

To the Shareholders of Mentor Graphics Corporation:

A Special Meeting of Shareholders of Mentor Graphics Corporation, an Oregon corporation, will be held on Wednesday, March 10, 1999 at 5:00 p.m., Pacific Time, at the Company's offices at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 ("Special Meeting") for the following purposes, as more fully described in the accompanying Proxy Statement:

1. To amend the Company's Articles of Incorporation to increase the authorized common stock and eliminate Incentive Stock from the Company's authorized stock.

2. To amend the Company's 1989 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the plan and to increase the limit on the number of shares that employees may purchase in each offering under the plan.

3. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

The above items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on January 25, 1999 are entitled to notice of and to vote at the Special Meeting.

                                       Sincerely,



                                       Dean Freed
                                       Vice President, General Counsel
                                       and Secretary

Wilsonville, Oregon
February 5, 1999

THE COMPANY CORDIALLY INVITES ALL SHAREHOLDERS TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, WE URGE YOU TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                       Mailed to Shareholders on
                                                       or about February 5, 1999

                           MENTOR GRAPHICS CORPORATION

                             8005 S.W. Boeckman Road
                         Wilsonville, Oregon 97070-7777




                                 PROXY STATEMENT

Mentor Graphics Corporation (Mentor Graphics or Company) is soliciting the enclosed proxy for use at a Special Meeting of Shareholders to be held Wednesday, March 10, 1999 at 5:00 p.m., Pacific Time, or at any adjournment of that meeting ("Special Meeting"). The Company will hold the Special Meeting at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

Mentor Graphics will bear the cost of this solicitation. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies from brokers and nominees for the Special Meeting at an estimated cost of $6,500 plus out-of-pocket expenses. In addition, Mentor Graphics may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. The Company will solicit proxies by use of the mails, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone or personal contact.

The mailing address of the Company's principal executive offices is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 and its telephone number is (503) 685-7000.

Procedural Matters

Shareholders of record at the close of business on January 25, 1999 are entitled to notice of and to vote at the meeting. At the record date, 66,323,333 shares of Mentor Graphics Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Special Meeting. For information regarding holders of 5% or more of the outstanding Common Stock, see "Information Regarding Beneficial Ownership of Principal Shareholders, Directors and Management."

Shareholders may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. The designated proxy holders will vote all valid, unrevoked proxies at the Special Meeting in accordance with the instructions given.


                     INCREASE IN AUTHORIZED COMMON STOCK AND
                         ELIMINATION OF INCENTIVE STOCK
                                (Proposal No. 1)


The Company currently has 100,000,000 shares of Common Stock authorized and 66,323,333 shares of Common Stock issued and outstanding, and 1,200,000 shares of Incentive Stock authorized and no shares of Incentive Stock issued and outstanding. The Board of Directors has approved an amendment to the 1987 Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000 and to eliminate the authorization of Incentive Stock. Under this proposal, Article III of the 1987 Restated Articles of Incorporation of the Company will be amended to read in its entirety as follows:

     "The Corporation shall have authority to issue 200,000,000 shares of Common Stock, without par value."

     Increase in Common Stock

If approved, the increased number of authorized shares of Common Stock will be available for issue from time to time for such purposes and considerations as the Board may approve and no further vote of the shareholders of the Company will be required. The availability of additional shares for issue, without the delay and expense of obtaining the approval of shareholders at a special meeting, can be an advantage to the Company in pursuing acquisition opportunities, in financings, in the Company's stock compensation plans, and for stock dividends or stock splits. The Company has no specific plans at this time to make use of any of the additional shares.

The authorization of additional shares of Common Stock could have an anti-takeover effect, either by permitting the Board to issue shares that would dilute the interest of a bidder or by facilitating the adoption of a shareholder rights plan. The Board has no knowledge of any present efforts to accumulate shares of the Company's Common Stock in the market or to gain control of the Company. Although the Board has held discussions of available mechanisms to defend against hostile takeovers, it has not adopted any such mechanisms. It is possible that future developments or changes in circumstances, including changes in law, could lead to the adoption of such measures by the Board, in some cases without an opportunity for shareholders to vote on the matter.

The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock of the Company now authorized. Holders of Common Stock do not have preemptive rights to subscribe to additional securities which may be issued by the Company.

     Elimination of Incentive Stock

The Company's Articles of Incorporation have authorized the issuance of Incentive Stock since before the Company's initial public offering in 1984. Although the Incentive Stock was originally intended to be used for certain incentive purposes, no shares of Incentive Stock have ever been issued. The Incentive Stock has no voting rights except as required by law, and therefore is not likely to be useful for financing, acquisitions or other purposes. Accordingly, the Board believes that no purpose is served by continuing to include Incentive Stock in the Company's authorized stock.

Adoption of Proposal No. 1 will require that the votes cast in favor of Proposal No. 1 at the Special Meeting exceed the votes cast against Proposal No. 1. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote. All valid proxies will be voted FOR Proposal No. 1 unless a contrary choice is indicated.

THE BOARD HAS UNANIMOUSLY APPROVED PROPOSAL NO. 1. MANAGEMENT AND THE BOARD RECOMMEND ITS APPROVAL BY THE SHAREHOLDERS.


                       APPROVAL OF AMENDMENT TO 1989 PLAN
                                (Proposal No. 2)

Mentor Graphics' 1989 Employee Stock Purchase Plan (1989 Plan) was adopted by the Board of Directors and shareholders in 1989. The 1989 Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The 1989 Plan permits all regular employees of the Company to acquire Common Stock through regular payroll deductions of up to 10% of an employee's salary. An aggregate of 5,400,000 shares of Common Stock has been reserved for issuance under the 1989 Plan.

     Amendments

The Board of Directors believes that the 1989 Plan has promoted the interests of the Company and its shareholders by encouraging employees to become shareholders and therefore promote the Company's growth and success. The Board also believes that the 1989 Plan is an important factor in the Company's continuing ability to offer a competitive benefit package to existing and prospective employees of the Company.

After the January 4, 1999 purchase under the 1989 Plan, only 150,998 shares of Common Stock are available for purchase under the 1989 Plan. Normal employee participation in the 1989 Plan during the first quarter of 1999 would have required more shares than are currently available. Anticipating this problem, in December 1998 the Compensation Committee of the Board reduced the quarterly limit on shares purchased under the 1989 Plan from 600 shares to 75 shares per employee for the first quarter of 1999. At the same time, the Board of Directors adopted a temporary amendment to the 1989 Plan to permit employees to carryover the excess cash remaining in their accounts after purchasing only 75 shares in the first quarter for use to purchase shares under the 1989 Plan in the second quarter, provided that the shareholders approve an increase in the shares available for issuance under the 1989 Plan before the start of the second quarter. To ensure that all employees are treated equally as required by tax regulations, the temporary amendment also permits each participant during the second quarter of 1989 to make a cash contribution to increase the carryover balance in his or her account to the largest amount carried over by an employee.

At the same meeting in December 1998, the Board of Directors adopted two amendments to the 1989 Plan for submission to the shareholders for their approval. First, they adopted an amendment to reserve an additional 3,000,000 shares of Common Stock for issuance under the 1989 Plan. Second, they adopted an amendment to increase the 600 share limit on the number of shares that an employee can purchase in any offer under the 1989 Plan to 800 shares. This second proposed amendment is necessary to permit all employees to purchase additional shares in the second quarter of 1999 with funds carried over from the first quarter, but will also increase the limit for future offers under the plan. A copy of the 1989 Plan, as proposed to be amended, is attached to this Proxy Statement as Exhibit A.

Description of the 1989 Plan

The essential features of the 1989 Plan are outlined below.

     Eligibility

Except as described below, all regular employees of the Company and designated subsidiaries, including employees who are officers or directors, are eligible to participate in the 1989 Plan. Any employee who owns or would be deemed to own 5 percent or more of the voting power or value of all classes of stock of the Company is ineligible to participate in the 1989 Plan. Approximately 2,352 employees are eligible to participate in the 1989 Plan.

     Option Grant and Purchase of Shares

Options under the 1989 Plan may be granted at any time by the Compensation Committee to all eligible employees to purchase shares of the Company's Common Stock. The options will be effectively granted on a day specified by the Committee (Grant Date) and will be exercisable on another day specified by the Committee (Exercise Date), provided that the Exercise Date cannot be more than 27 months after the Grant Date. The Company's practice under the 1989 Plan has been to grant options on a quarterly basis with the Grant Date as the first day of the quarter and the Exercise Date as the last day of the quarter or the first day of the following quarter. Options may not be granted for more than 600 shares per employee per grant (increased to 800 shares per employee under the proposed amendment) and no employee may purchase shares with a fair market value (determined at the Grant Date) exceeding $25,000 in any one calendar year. Each eligible employee may elect to participate in the 1989 Plan by filing a subscription and payroll deduction authorization. Shares may be purchased under the 1989 Plan only through payroll deductions of not more than 10% of an employee's compensation. On the Exercise Date the amounts withheld will be applied to purchase shares for the employee from the Company. The purchase price is determined on the Exercise Date and may not be less than the lesser of 85 percent of the fair market value of the Common Stock on the Grant Date or on the Exercise Date.

An employee may terminate participation in the 1989 Plan by written notice to the Company at least 10 days before the Exercise Date. The employee will then receive all funds withheld from his or her pay and not yet used to purchase shares. An employee may reinstate participation in the 1989 Plan, but only after the first Exercise Date following termination. The rights of employees under the 1989 Plan are not transferable.

     Administration

The 1989 Plan is administered by the Compensation Committee. The Compensation Committee may promulgate rules and regulations for the operation of the 1989 Plan, adopt forms for use in connection with the plan, decide any question of interpretation of the plan or rights arising thereunder and generally supervise the administration of the plan. The Company will pay all expenses of the 1989 Plan.

     Custodian

An independent custodian maintains the records and employees' cash accounts under the 1989 Plan. Shares purchased by employees under the 1989 Plan are delivered to and held by the custodian on behalf of the employees. By appropriate instructions from an employee, all or part of the shares may be transferred into the employee's own name and delivered to the employee.

     Amendments

The Board of Directors may amend the 1989 Plan, except that without the approval of the shareholders of the Company, the plan may not be amended to increase the number of shares reserved for the plan, extend the term of the plan, decrease the purchase price, materially increase benefits or materially modify eligibility requirements. The Board of Directors may terminate the 1989 Plan at any time, except that termination will not affect outstanding options.

     Tax Consequences

The 1989 Plan is intended to be treated as a stock option arrangement for tax purposes and is intended to qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code. Under the Internal Revenue Code, employees are not taxed on income or gain with respect to the 1989 Plan either at the Grant Date or at the Exercise Date. If an employee disposes of the shares purchased under the 1989 Plan more than two years after the Grant Date and more than one year after the Exercise Date, the employee will be required to report as ordinary compensation income for the taxable year of disposition an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the purchase price or (2) the excess of the fair market value of the shares on the Grant Date over the option price (determined as if the option had been exercised on the Grant Date). Any gain on the disposition in excess of the amount treated as ordinary compensation income will be capital gain. In the case of such a disposition, the Company will not be entitled to any deduction from income.

If an employee disposes of shares purchased under the 1989 Plan within two years after the Grant Date or within one year after the Exercise Date, the employee will be required to report the excess of the fair market value of the shares on the Exercise Date over the purchase price as ordinary compensation income for the year of disposition. Any difference between the fair market value of the shares on the Exercise Date and the disposition price will be capital gain or loss, either short-term or long-term depending upon the employee's holding period for the shares. In the event of a disposition within either of such periods, the Company will be entitled to a deduction from income in the year of such disposition equal to the amount that the employee is required to report as ordinary compensation income.

Purchases Under the 1989 Plan

The following table indicates shares purchased under the 1989 Plan during the last fiscal year by the Named Executive Officers, by all executive officers as a group and by all employees (excluding executive officers) as a group:

                                                            Shares Purchased in 1998
                                                  ----------------------------------------
         Name                                     Dollar Value(1)         Number of Shares
         ----                                     ---------------         ----------------

Walden C. Rhines                                        4,467.90               2,400

Gregory K. Hinckley                                        -0-                   -0-

G.M. "Ken" Bado                                         2,280.60               1,200

Dean Freed                                              2,916.49               1,737

Bernd Braune                                               -0-                   -0-

All Executive Officers (8 persons)                     10,775.65               5,947

All Employees, excluding Executive Officers
                                                    1,420,955.53             767,046

---------------------

(1) "Dollar Value" equals the difference between the price paid for shares purchased under the 1989 Plan and the fair market value of the shares on the Exercise Date.


Vote Required

Adoption of Proposal No. 2 will require that the votes cast in favor of Proposal No. 2 at the Special Meeting exceed the votes cast against Proposal No. 2. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote. All valid proxies will be voted FOR Proposal No. 2 unless a contrary choice is indicated.

THE BOARD HAS UNANIMOUSLY APPROVED PROPOSAL NO. 2. MANAGEMENT AND THE BOARD RECOMMEND ITS APPROVAL BY THE SHAREHOLDERS.

                   INFORMATION REGARDING BENEFICIAL OWNERSHIP
               OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND MANAGEMENT

The following table shows beneficial ownership of the Company's Common Stock as of January 8, 1999 by the only shareholders known by the Company to beneficially own 5% or more of the Common Stock, by each director of the Company, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group:

                                                    Amount and Nature of
      Name and Address of Beneficial Owner          Beneficial Ownership(1)             Percent
      ------------------------------------     -------------------------------     -----------------
State of Wisconsin Investment Board                      7,025,000(2)                     9.82%
121 East Wilson Street
Madison, WI 53707

Crabbe Huson Group, Inc.                                 4,639,000(3)                     6.99%
121 SW Morrison
Portland, OR 97204

Merrill Lynch Asset Management                           4,921,034(4)                     7.49%
800 Scudders Mill Road
Plainsboro, NJ 08536

Private Capital Management, Inc.                         3,843,377(5)                     5.85%
3003 Tamiami Trail North
Naples, FL 34103


                                                     Amount and Nature of
      Name of Director or Executive Officer          Beneficial Ownership                Percent
      -------------------------------------     ------------------------------      -----------------

Walden C. Rhines                                           771,611(6)                       *
Jon A. Shirley                                             144,542(7)                       *
Marsha B. Congdon                                           79,336(8)                       *
James R. Fiebiger                                           41,825(9)                       *
David A. Hodges                                             21,934(10)                      *
Fontaine K. Richardson                                     100,000(11)                      *
Gregory K. Hinckley                                        155,000(12)                      *
G.M. "Ken" Bado                                            111,040(13)                      *
Dean Freed                                                  46,185(14)                      *
Bernd Braune                                                65,000(15)                      *
All directors and executive officers as a group          1,589,614(16)                   2.35%
  (13 persons)


--------------------

*Less than 1%

1 Except as otherwise noted, the persons listed in the table have sole voting and dispositive power with respect to the common stock owned by them.

2 Information provided as of December 31, 1998 in a Schedule 13G filed by the shareholder.

3 Information provided as of October 21, 1998 in a Schedule 13G filed by the shareholder. The shareholder reported shared voting power over 4,302,500 shares and shared dispositive power over 4,639,000 shares.

4 Information provided as of September 30, 1998 in a Schedule 13F filed by the shareholder.

5 Information provided as of September 30, 1998 in a Schedule 13F filed by the shareholder.

6 Includes 702,498 shares subject to options exercisable within 60 days of January 8, 1999.

7 Includes 89,542 shares subject to options exercisable within 60 days of January 8, 1999 and 5,000 shares held in trust.

8 Includes 78,083 shares subject to options exercisable within 60 days of January 8, 1999.

9 Includes 33,550 shares subject to options exercisable within 60 days of January 8, 1999.

10 Includes 19,534 shares subject to options exercisable within 60 days of January 8, 1999.

11 Includes 100,000 shares subject to options exercisable within 60 days of January 8, 1999.

12 Includes 125,000 shares subject to options exercisable within 60 days of January 8, 1999 and 4,000 shares held by children.

13 Includes 102,932 shares subject to options exercisable within 60 days of January 8, 1999.

14 Includes 33,869 shares subject to options exercisable within 60 days of January 8, 1999 and 550 shares held by spouse.

15 Includes 35,000 shares subject to options exercisable within 60 days of January 8, 1999.

16 Includes 1,342,189 shares subject to options exercisable within 60 days of January 8, 1999.

        INFORMATION REGARDING EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows compensation paid by the Company for the last three fiscal years to the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at December 31, 1998 (Named Executive Officers).

                                                                               Long Term
                                      Annual Compensation                 Compensation Awards
                                      -------------------                 -------------------

                                                                     Securities
                                                                     Underlying
Name and Principal                                                    Options/          All Other
Position                    Year     Salary ($)     Bonus ($)(1)      SARs(#)       Compensation($)(2)
------------------          ----     ----------     ------------     ----------     ------------------


Walden C. Rhines            1998       443,750                        180,000              4,800
President and Chief         1997       424,999        157,950         250,000              4,750
Executive Officer           1996       417,708              0         700,000(3)           4,500



Gregory K. Hinckley,        1998       333,250                        180,000              4,800
Executive Vice              1997       296,090              0         250,000              3,717
President, Chief            1996       -------        -------         -------              -----
Operating Officer and
Chief Financial
Officer(4)


G.M. "Ken" Bado             1998       243,441                         45,000              4,800
Senior Vice President,      1997       229,999              0               0              4,750
World Trade                 1996       157,708         95,376         215,000(3)           4,500



Dean Freed                  1998       162,663                         15,000              4,800
Vice President,             1997       145,500         52,650          26,250              4,365
General Counsel and         1996       117,083              0          61,600              4,500
Secretary



Bernd Braune                1998       295,000                              0                  0
Senior Vice                 1997       -------        -------          ------              -----
President(5)                1996       -------        -------          ------              -----


--------------------

1 As of the time of printing of this proxy statement, bonuses for 1998 have not yet been determined.

2 Amounts shown are Company contributions to the Individual Deferred Tax and Savings Plan pursuant to which the Company's U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the plan by an eligible employee.

3 On November 7, 1996, the Compensation Committee approved a repricing of outstanding options under the Company's employee stock option plans. For purposes of the table above, repriced options are considered to be option grants and, therefore, are included in the number of options granted in 1996. If repriced options are not counted, option grants in 1996 were made to Dr. Rhines and Messrs. Bado and Freed for 300,000, 165,000 and 20,000 shares, respectively.

4   Mr. Hinckley became an executive officer of the Company in January 1997.

5   Mr. Braune became an executive officer of the Company in February 1998.

Option Grants in Last Fiscal Year

The following table provides information on option grants for the last fiscal year to the Named Executive Officers.

                                               Individual Grants
                                 -----------------------------------------------

                                                                                                            Potential Realizable
                                 # of                        % of Total                                       Value at Assumed
                               Securities                     Options                                       Annual Rates of Stock
                               Underlying      Vesting       Granted to      Exercise or                     Price Appreciation
                                Options       Reference     Employees in     Base Price      Expiration       for Option Term(1)
     Name                      Granted(2)        Date        Fiscal Year      ($/Share)          Date       5%($)         10%($)
     ----                      ----------     ---------     ------------     -----------     ----------     -----         ------

Walden C. Rhines               180,000         03/26/98          6.08          10.0625        02/28/08      1,128,849     2,854,879


Gregory K. Hinckley            180,000         03/26/98          6.08          10.0625        02/28/08      1,128,849     2,854,879

G.M. "Ken" Bado                 25,000         03/26/98          0.84          10.0625        02/28/08        156,785       396,511
                                20,000         11/05/98          0.68           8.3125        10/31/08        104,409       264,510

Dean Freed                      15,000         03/26/98          0.51          10.0625        02/28/08         94,071       237,907

Bernd Braune                   -------         --------          ----          -------        --------      ---------     ---------


--------------------

1 The 5% and 10% assumed rates of appreciation are required by the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

2 Each option is fully exercisable four years after the Vesting Reference Date with 25% becoming exercisable on each of the first four anniversaries of that date. All options become fully exercisable upon a "change in control" of the Company as defined in the 1982 Stock Option Plan. Unless otherwise determined by the Compensation Committee before the occurrence of the event, a "change in control" generally includes the following events: the acquisition by any person of 20% or mo Common Stock, the nomination (and subsequent election) of a majority of the Company's directors by persons other than the incumbent directors and the approval by the Company's shareholders of a merger, share exchange, sale of substantially all of the Company's assets or plan of liquidation.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

The following table provides information on option exercises for the last fiscal year by the Named Executive Officers and the value of such officers' unexercised options as of December 31, 1998.

                                                           Number of Securities           Value of Unexercised
                                                            Underlying Unexercised         In-the-Money Options
                              Shares                        Options at FY-End(#)           at FY-End($)
                          Acquired on       Value         --------------------------     --------------------------
          Name            Exercise(#)     Realized($)     Exercisable  Unexercisable     Exercisable  Unexercisable
          ----            -----------     -----------     -----------  -------------     -----------  -------------

Walden C. Rhines                0               0           702,498       627,502           43,749       81,251

Gregory K. Hinckley             0               0            62,500       367,500                0            0

G.M. "Ken" Bado                 0               0           102,932       146,668           57,716       31,771

Dean Freed                      0               0            33,869        59,481           21,752        7,748

Bernd Braune                    0               0            35,000       105,000                0            0


Compensation of Directors

Directors who are not employees of the Company are paid an annual fee of $20,000 and are reimbursed for expenses incurred in attending Board and Board committee meetings. Any Non-Employee Director who also serves as Chairman of the Board is paid an additional annual fee of $10,000.

     1987 Non-Employee Directors' Stock Option Plan

The 1987 Non-Employee Directors' Stock Option Plan (1987 Plan) was adopted in 1987 and amended in 1994 by the Board of Directors and the shareholders. An aggregate of 1,100,000 shares of Common Stock have been reserved for issuance under the 1987 Plan. On the date of each Annual Meeting of shareholders, each Non-Employee Director elected is automatically granted an option to purchase 10,000 shares of Common Stock and any Non-Employee Director elected Chairman of the Board is automatically granted an additional option to purchase 2,500 shares. Options under the 1987 Plan are granted at exercise prices equal to the fair market value of the Common Stock on the grant date. On the date of the 1998 Annual Meeting Directors Congdon, Fiebiger, Hodges and Richardson were automatically granted an option for 10,000 shares each at an exercise price of $10.875. Director Shirley, who served as Chairman since the 1997 Annual Meeting, was automatically granted an option exercisable for 12,500 shares at an exercise price of $10.875. All options have a ten year term from the date of grant and are exercisable for 20 percent of the number of shares covered by the option at the end of each of the first five years following grant. The 1987 Plan is administered by the Compensation Committee. Director Hodges exercised an option to acquire 2,000 shares in July 1998. No other directors exercised options in 1998.

                             DISCRETIONARY AUTHORITY

While the Notice of Special Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this Proxy Statement. However, the enclosed proxy gives discretionary authority in the event any other matters should be presented.

                              SHAREHOLDER PROPOSALS

Any shareholder proposals to be considered for inclusion in proxy material for the Company's Annual Meeting to be held on May 11, 1999 should have been received at the principal executive offices of the Company by December 11, 1998.

                                       By Order of the Board of Directors



                                       Dean Freed
                                       Vice President, General Counsel
February 5, 1999                       and Secretary

                                                                       EXHIBIT A

                           MENTOR GRAPHICS CORPORATION
                       1989 EMPLOYEE STOCK PURCHASE PLAN*


     1. Purpose of the Plan. Mentor Graphics Corporation (Company) believes that ownership of shares of its common stock by its employees, and by the employees of any participating subsidiary (hereinafter defined), is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the Company's growth and success. The purpose of the Company's 1989 Employee Stock Purchase Plan (Plan) is to provide a convenient means by which employees of the Company and subsidiaries may purchase the Company's shares and a method by which the Company may assist and encourage employees to become shareholders.

     2. Shares Reserved for the Plan. There are 8,400,000 [5,400,000] shares of
                                                ---------
the Company's authorized but unissued or reacquired Common Stock, no par value (Common Stock), reserved for the Plan. The number of shares reserved is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations or other changes in the outstanding Common Stock. The determination of whether an adjustment shall be made and the manner of any adjustment shall be made by a compensation committee (Committee) appointed by the Board of Directors of the Company without any further approval from the shareholders, which determination shall be conclusive.

     3. Administration of the Plan. The Plan shall be administered by the Committee. The Committee may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. All determinations and decisions of the Committee shall be conclusive.

     4. Eligible Employees. Except as provided below, all regular employees of the Company and all regular employees of each of the Company's subsidiary corporations that is designated by the Committee as a participant in the Plan (Participating Subsidiary) are eligible to participate in the Plan. Any employee who would after an offering pursuant to the Plan own or be deemed (under section 424(d) of the Internal Revenue Code of 1986, as amended (IRC)) to own stock (including stock that may be purchased under any outstanding options) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or, if applicable, its parent or subsidiaries, shall be ineligible to participate in the Plan. A regular employee is one who has been employed by the Company or any of its subsidiaries for at least three months and who is in the active service of the Company or any subsidiary corporation of the Company on the date an offering is made under the Plan, excluding, however, any employee whose customary employment is 20 or fewer hours per week or whose customary employment is for not more than five months per calendar year.

     5. Participation in the Plan. From time to time, until the supply of shares reserved under Section 2 of the Plan is exhausted, the Committee may grant options under the Plan to all, but not less than all, eligible employees (Optionees). Each option shall give the Optionee the right to purchase up to 800
                                                                             ---
[600] shares of Common Stock and shall be effectively granted on the day specified by the Committee (date of grant) and shall be exercisable on the day specified by the Committee (exercise date); provided, however, that no option shall be exercisable after the expiration of 27 months from the date of grant. No option may be granted pursuant to the Plan that would allow an Optionee's right

--------------------
* Underlined matter is new; matter [bracketed and in italics] has been deleted.

to purchase shares under all stock purchase plans of the Company and its parent and subsidiaries to which IRC Section 423 applies to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the date of grant) for each calendar year in which such option is outstanding. For this purpose, the right to purchase shares pursuant to a subscription accrues on the exercise date. Optionees may participate in the Plan with respect to all or a portion of the shares covered by the option by filing with the Company, on forms supplied by the Company, a subscription and a payroll deduction authorization. The payroll deduction authorization will authorize the employing corporation to deduct a specific amount from each of the Optionee's regular paychecks beginning with the first paycheck following the filing of the payroll deduction authorization and continuing for so long as the Committee continues to grant new options effective prior to or within seven days after each exercise date and until the Optionee amends or terminates the payroll deduction authorization. The Optionee may not specify a payroll deduction amount that is less than $10 or greater than 10 percent of the gross amount of the Optionee's base salary, hourly compensation, including overtime pay, and commission earnings, for each payroll period. If payroll deductions are made by a Participating Subsidiary, that corporation will promptly remit the amount of the deduction to the Company. After an Optionee has begun participating in the Plan by initiating payroll deductions, the Optionee may not amend the payroll deduction authorization except for an amendment effective for the first paycheck following an exercise date, but may terminate participation in the Plan any time prior to the tenth day before an exercise date by written notice to the Company. However, an Optionee may not reinstate participation in the Plan with respect to a particular grant after once terminating participation in the Plan with respect to that grant. Upon receipt of a notice of termination, the Company will pay to the Optionee all amounts deducted from the Optionee's pay and not yet delivered to the Custodian (hereinafter defined).

     6. Purchase of Shares. All amounts withheld from the pay of an Optionee shall be credited to the Optionee's account under the Plan by the Custodian appointed under paragraph 8. The amounts withheld may be accumulated by the Company and paid to the Custodian at any time prior to the exercise date. No interest will be paid on the amounts accumulated by the Company or the amounts held in any account maintained by the Custodian. On the exercise date, the amount of the account of each Optionee will be applied to purchase of shares by that Optionee from the Company. Although an Optionee's account may reflect a fraction of a share, no fractional shares will be sold by the Company or delivered pursuant to paragraph 8. Any cash balance remaining in an Optionee's account after the exercise date because it was less than the amount required to purchase a full share shall be retained in the Optionee's account for purchase of shares pursuant to subsequently granted options, if any; any excess amount shall be refunded to the Optionee. Any cash balance remaining in an Optionee's account upon termination of participation shall be refunded to the Optionee.

     7. Option Price. The price at which Common Stock may be purchased upon exercise of options granted pursuant to the Plan shall be determined by the Committee at the time of grant; provided, however, that (a) the option price for a particular grant shall be the same for all Optionees, and (b) the option price per share shall in no event be less than the lesser of (i) 85 percent of the fair market value of a share of Common Stock on the date of grant, or (ii) an amount that pursuant to the terms of the option may not be less than 85 percent of the fair market value of a share of Common Stock on the exercise date.

     8. Delivery and Custody of Shares. Shares purchased by Optionees pursuant to the Plan shall be delivered to and held in the custody of such investment or financial firm (Custodian) as shall be appointed by the Committee. By appropriate instructions to the Custodian on forms to be provided for that purpose, an Optionee may obtain transfer into the Optionee's own name of all or part of the shares held by the Custodian for the Optionee's account and delivery of such shares to the Optionee.

     9. Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after the exercise date each Optionee shall receive a statement showing the activity of the Optionee's account since the date of grant and the balance on the exercise date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Committee shall determine from time to time.

     10. 1984 Plan Participants. All valid subscription and payroll deduction authorizations executed by optionees participating in the Company's 1984 Employee Stock Purchase Plan (1984 Plan) at the termination of the 1984 Plan shall be valid for all purposes under the Plan without further action by such optionees. The Custodian is authorized to continue without interruption under the Plan all accounts maintained under the 1984 Plan and in existence at its termination, together with all account balances contained therein, without further action by optionees under the 1984 Plan.

     11. Expenses of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of recordkeeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan.

     12. Rights Not Transferable. The right to purchase shares under this Plan is not transferable by an Optionee and is exercisable during the Optionee's lifetime only by the Optionee.

     13. Dividends and Other Distributions. Cash dividends and other cash distributions, if any, on shares held by the Custodian will be paid currently to the Optionees entitled thereto unless the Company subsequently adopts a dividend reinvestment plan and the Optionee directs that cash dividends be invested in accordance with such plan. Stock dividends and other distributions in shares of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective Optionees entitled thereto.

     14. Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will cause the shares held by the Custodian for each Optionee's account to be voted in accordance with instructions from the Optionee or, if requested by an Optionee, will furnish to the Optionee a proxy authorizing the Optionee to vote the shares held by the Custodian for the Optionee's account. Copies of all general communications to shareholders of the Company will be sent to Optionees participating in the Plan.

     15. Responsibility. Neither the Company, its Board of Directors, the Committee, any Participating Subsidiary, nor any officer or employee of any of them shall be liable to any Optionee under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from willful misconduct or intentional misfeasance.

     16. Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, the rules of any stock exchange on which the Company's securities may be listed, and the approval of federal and state authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to comply with such laws, regulations and rules to obtain required approvals.

     17. Amendment of the Plan. The Board of Directors may from time to time amend the Plan in any and all respects, except that without approval of the shareholders of the Company, the Board of Directors may not (a) increase the number of shares reserved for the Plan, (b) extend the term of the Plan, (c) decrease the purchase price of shares offered pursuant to the Plan, (d) materially increase benefits accruing to the Optionees under the Plan, or (e) materially modify eligibility requirements under the Plan.

     18. Termination of the Plan. The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that the Board of Directors in its sole discretion may at any time terminate the Plan without any obligation on account of such termination, except that such termination shall not affect previously granted options still outstanding.

     19. Effective Date of the Plan. The Plan shall not become effective until it has been approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company represented at a meeting of shareholders in person or by proxy. Following such approval, the Plan shall become effective immediately upon termination of the 1984 Plan.

     20. Special 1999 Rules. This paragraph 20 is effective as of January 1, 1999 and shall expire on July 1, 1999 after which time it shall cease to be a part of the Plan; provided, however, that unless further amended by the Board of Directors, this paragraph 20 shall be void and of no effect if an amendment to the Plan increasing the number of shares available for purchase under the Plan is not approved by the shareholders of the Company by March 31, 1999. As a result of an expected shortfall in shares available for purchase under the Plan, the options granted under the Plan on January 4, 1999 and exercisable on April 1, 1999 (Q1 Options) were for the purchase of a maximum of 75 shares rather than the usual 600 shares. Notwithstanding paragraph 6, after the exercise of the Q1 Options, all cash balances remaining in Optionees' accounts shall be retained in the Optionees' accounts for purchase of shares pursuant to the options to be granted under the Plan on April 1, 1999 and exercisable on July 1, 1999 (Q2 Options); provided, however, that the carryover cash balance of any Optionee shall be refunded to the Optionee upon request to the Custodian made no later than June 20, 1999. After the exercise of the Q1 Options, the Company shall determine the maximum cash balance carried over to the Q2 Options by any Optionee (Maximum Cash Balance). To the extent that any Optionee participating in the Plan with respect to the Q2 Options has a carryover cash balance less than the Maximum Cash Balance, such Optionee may, notwithstanding the payroll deduction requirement and limits of paragraph 5, make a cash contribution to his or her account up to the amount of the difference by check delivered to the Company no later than May 15, 1999. The statement provided to Optionees following the exercise of the Q1 Options shall be accompanied by a notice to Optionees of the amount of the Maximum Cash Balance and an explanation of their right to make a one-time cash contribution as provided in this paragraph 20.

                           MENTOR GRAPHICS CORPORATION

                         Special Meeting, March 10, 1999

                      PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned appoints Dr. Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed and each of them, proxies with power of substitution to vote on the undersigned's behalf all shares which the undersigned may be entitled to vote at the special meeting of shareholders of Mentor Graphics Corporation on March 10, 1999 and any adjournments of that meeting, with all powers that the undersigned would possess if personally present, with respect to the following:

1. Proposal to amend the Company's Articles of Incorporation

                     ___  FOR          ___  AGAINST         ___  ABSTAIN

2. Proposal to amend the Company's 1989 Employee Stock Purchase Plan

                     ___  FOR          ___  AGAINST         ___  ABSTAIN

A majority of the proxies or substitutes present at the meeting may exercise all the powers granted by the proxy.


MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE IN FAVOR OF THE
PROPOSALS.

THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES FOR APPROVAL OF ALL PROPOSALS. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU WILL DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE MARCH 10, 1999.


Date: _____________, 1999              Shares:

                                       -----------------------------------------
                                       -----------------------------------------
                                       -----------------------------------------
                                               Signature or signatures

Please date and sign as name is imprinted on this proxy, including designation as executor, trustee, etc., if applicable. The president or other authorized officer must sign for a corporation. All co-owners must sign.